Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investors: Rainey Mancini (212) 284-3049 Media: Jill Marvin (212) 572-4438

THE ESTÉE LAUDER COMPANIES REPORTS
FISCAL 2020 RESULTS

Full Year Net Sales Decreased 4%, or 3% in Constant Currency

Full Year Diluted EPS was $1.86, Adjusted Diluted EPS in Constant Currency was $4.16

COVID-19 Recovery Begins Across All Regions, Led by China

Announces Two-Year Initiative to Invest in Accelerating Growth Opportunities Post-COVID-19

New York, August 20, 2020 - The Estée Lauder Companies Inc. (NYSE: EL) today reported net sales of $14.29 billion for its fiscal year ended June 30, 2020, a decrease of 4% from $14.86 billion in the prior-year period. Excluding the impact of currency translation, net sales decreased 3%. The net sales decline was driven by retail store closures as a result of the global spread of COVID-19 that was partially offset by the tremendous acceleration online. Net sales from the Company’s acquisition of Have&Be Co. Ltd. (“Dr. Jart+”) contributed approximately 1 percentage point of growth to reported net sales.

The Company reported net earnings of $0.68 billion, compared with net earnings of $1.79 billion last year. Diluted net earnings per common share was $1.86, compared with $4.82 reported in the prior-year period. Excluding the negative impact of currency translation, adjusted diluted earnings per common share, which excludes items detailed on page 4, decreased 22% to $4.16.

Fabrizio Freda, President and Chief Executive Officer said, “Fiscal 2020 was a year without parallel, as we delivered record sales and exceptionally strong adjusted EPS growth in our first half and navigated with agility through an unprecedented pandemic in our second half. The second half also marked a period of profound pain as tragic events in the United States highlighted the systemic racial injustice that has plagued our society for far too long.

In this challenging year, our multiple engines of growth strategy proved highly effective. The Estée Lauder brand grew double-digits for the third consecutive year. Asia/Pacific was strong with organic sales growth in mainland China and several other markets driving prestige beauty share gains, our skin care category grew and was further boosted by the acquisition of Dr. Jart+, and our online channel surged. We quickly pivoted to capture consumption online during COVID-19 as retail stores around the world temporarily closed.”

Freda emphasized, “In this new fiscal year, we remain focused on the safety and well-being of our employees and consumers. Our sense of urgency to act on our recently announced racial equity commitments is strong. We enter fiscal 2021 with cautious optimism, given the vibrancy of our skin care portfolio, acceleration in Asia/Pacific, momentum online globally, and robust innovation pipeline, which includes the exciting launch this month of Estée Lauder’s new Advanced Night Repair. We expect sales trends to improve sequentially each quarter.

Our strategic priorities for fiscal 2021 rightly balance investment in these engines with cost discipline amid the ongoing pandemic. Through the Post-COVID Business Acceleration Program announced today, we are better aligning our brick-and-mortar footprint to improve productivity and invest for growth. We are well-positioned to drive growth as the market dynamics support it, yet remain equally mindful of the effects of COVID-19 on consumers, the retail sector and economics, in general, as well as geopolitical uncertainty.”

COVID-19 Business Update
The Estée Lauder Companies has stood with the global community to help limit the spread of the virus and ease the related economic hardships faced by the communities in which we live and work. Guided by its family values and a spirit of giving, the Company has made contributions to support the well-being of our communities, including monetary and in-kind donations, hand sanitizer produced at the Company’s facilities and the establishment of the ELC Cares Employee Relief Fund.

The outbreak and global spread of COVID-19 has caused a significant disruption in the Company’s operating environment. Accordingly, the Company modified a number of its business practices during the second half of fiscal 2020, in part due to legislation, executive orders and guidance from government entities and healthcare authorities (collectively, “COVID-19 Directives”). These include the temporary closing of businesses deemed “non-essential,” travel bans and restrictions, social distancing and quarantines.

Retail Impact
Primarily due to COVID-19 Directives, many retail stores across most countries, whether operated by the Company or its customers, closed for some period of time and have experienced severely reduced consumer traffic as they re-open.
•In Asia/Pacific, nearly all retail stores have re-opened after many stores closed for most of February through April 2020.
•In Europe, the Middle East & Africa, retail stores began closing in early March 2020 and have been gradually re-opening through June 2020. At the end of June 2020, approximately 15% of the stores remained closed.
•In The Americas, retail stores began closing in March 2020. By the end of June, approximately 20% of the stores remained closed.
•In addition, air travel has been largely curtailed globally due to both government restrictions and the sentiment around health concerns, which adversely impacted, and continues to impact, consumer traffic in most travel retail locations.

During the second half of fiscal 2020, online sales1 growth accelerated in every region as the Company and its retailers activated numerous digital capabilities and strategies to capture consumer demand online. Net sales in mainland China, where restrictions were lifted first, grew strong double digits year-over-year during the fourth quarter of fiscal 2020, and net sales in Korea, excluding the impact of Dr. Jart+, also returned to growth in the quarter.

COVID-19 and its wide-ranging impacts have also influenced consumer preferences and practices due to the closures of offices, retail stores and other businesses and the significant decline in social gatherings. The demand for skin care and hair care products has been more resilient than the demand for makeup and fragrance. Within skin care, the demand for products in hero franchises has remained strong, driving double-digit growth at the Estée Lauder brand during the fourth quarter of fiscal 2020.

During the second half of fiscal 2020, a majority of the Company’s facilities continued to manufacture and distribute products globally, albeit in a much-reduced capacity in light of safety measures designed to help protect the Company’s employees. As a result of (i) certain of our manufacturing facilities operating at a reduced capacity and (ii) an increase in excess and obsolete inventory caused by the reduced activity in brick-and-mortar retail, the Company’s cost of goods was adversely impacted in the fiscal fourth quarter.

The Company has been able to obtain raw materials and components as needed during the pandemic. By the end of June 2020, all manufacturing and distribution facilities were operating with rapidly-improving capacity while maintaining health and safety measures.

Cash Conservation
As the impacts from COVID-19 evolved, the Company faced various uncertainties and implemented strict cost control actions to preserve cash and the flexibility to manage the business. These actions included:
•Expense reductions, including advertising and promotion activities, travel, meetings, consulting, and certain employee costs, including implementing a hiring freeze, furloughs and similar unpaid temporary leaves of absence for many point of sale employees, temporary salary reductions for senior executives and other management employees, and a temporary elimination of cash retainers for the Board of Directors. Combined, these resulted in approximately $800 million of savings from what the Company planned to spend prior to the pandemic in the last five months of fiscal 2020.
•Reduced capital investments (e.g., facilities and consumer-facing counters) by approximately $275 million for fiscal 2020.
•Temporary suspension of repurchases of the Company’s Class A Common Stock.
•Not declaring the quarterly cash dividend that would have been paid in June 2020.
•Raising an additional $2.2 billion of cash, as of April 2020, by borrowing the full amount under its $1.5 billion revolving credit facility and issuing $700 million of Senior Notes.

1Online sales discussed throughout includes sales of our products from our websites and third-party platforms, as well as estimated sales of our products sold through our retailers websites

In June 2020, the Company repaid $750 million borrowed under its revolving credit facility and, in August 2020, repaid the remaining $750 million. The Company also announced the declaration of a $.48 per share dividend on its Class A and Class B Common Stock payable on September 15, 2020 to stockholders of record as of August 31, 2020.

The Company continues to monitor the effects of the pandemic, which have negatively impacted many areas of its business in the second half of fiscal 2020. It will continue to invest behind the most attractive growth opportunities while, first and foremost, taking measures designed to protect the safety of its employees, beauty advisors and consumers.

Fiscal 2020 Results
Adjusted diluted earnings per common share excludes restructuring and other charges, changes in contingent consideration, goodwill, other intangible and long-lived asset impairments, and other income, net as detailed in the following table.

Reconciliation between GAAP and Non-GAAP (Unaudited)

	Year Ended June 30, 2020				Year Ended June 30
	Net Sales		Diluted Earnings Per Share (“EPS”)		Diluted EPS
	% Change	% Change, Constant Currency	% Change	% Change, Constant Currency	2020	2019
As Reported Results (1)	(4)%	(3)%	(61)%	(60)%	$1.86	$4.82
Restructuring and other charges					.19	.51
Changes in fair value of contingent consideration					(.04)	(.08)
Goodwill, other intangible and long-lived asset impairments					3.31	.23
Other income, net					(1.20)	(.15)
Transition Tax resulting from the TCJA					—	(.03)
Remeasurement of U.S. net deferred tax assets as of the TCJA enactment date					—	.02
Net deferred tax liability related to foreign withholding taxes on certain foreign earnings resulting from the TCJA					—	.02
Non-GAAP		(3)%	(23)%		$4.12	$5.34
Impact of foreign currency on earnings per share					.04
Non-GAAP, constant currency earnings per share				(22)%	$4.16

(1)Represents GAAP, except Constant Currency percentages

Net sales and operating income in the Company’s product categories and regions outside of the United States were unfavorably impacted by a stronger U.S. dollar in relation to most currencies.

Results by Product Category (Unaudited)

	Year Ended June 30
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2020	2019	Reported Basis	Constant Currency	2020	2019	Reported Basis
Skin Care	$7,382	$6,551	13%	14%	$2,125	$1,925	10%
Makeup	4,794	5,860	(18)	(17)	(1,438)	438	(100+)
Fragrance	1,563	1,802	(13)	(12)	17	140	(88)
Hair Care	515	584	(12)	(11)	(19)	39	(100+)
Other	40	69	(42)	(42)	4	12	(67)
Subtotal	14,294	14,866	(4)	(3)	689	2,554	(73)
Returns/ charges associated with restructuring and other activities	—	(3)			(83)	(241)
Total	$14,294	$14,863	(4)%	(3)%	$606	$2,313	(74)%

Total reported operating income was $606 million, a 74% decrease from $2.3 billion in the prior year. Operating income decreased 19% excluding (i) goodwill and other intangible asset impairments related to Too Faced, BECCA, Smashbox, GLAMGLOW and Editions de Parfums Frédéric Malle, as well as long-lived asset impairments relating to certain of the Company’s freestanding stores, combined, of $1.4 billion compared to goodwill and other intangible asset impairments of $90 million related to Smashbox in the prior-year period, (ii) restructuring and other charges and adjustments of $66 million compared with restructuring and other charges and adjustments of $204 million recorded in the prior-year period and (iii) the unfavorable impact of currency translation of $22 million. This decline largely reflected lower net sales due to the impacts of COVID-19, as well as costs to maintain employee salaries and benefits in portions of the second half of the fiscal year despite retail store closures and reduced capacity at certain of our manufacturing facilities. These impacts were partially offset by strong growth in skin care in Asia/Pacific as well as the acceleration of online growth and disciplined expense management throughout the business from cost containment actions taken in response to COVID-19.

Skin Care
•Skin care net sales grew across most regions, led by Estée Lauder and La Mer. The category increased 26% in the first half of the fiscal year and was the most resilient category globally during the pandemic. Origins also increased net sales.
•Net sales of Dr. Jart+, which the Company acquired in December 2019, contributed approximately 1% to skin care net sales growth.
•Estée Lauder delivered strong double-digit growth, reflecting growth in Asia/Pacific, with significant strength in mainland China, as well as growth in the Balkans and in the United Kingdom. It also delivered double-digit growth in travel retail and triple-digit growth online, driven by consumer demand for high loyalty hero franchises, including Advanced Night Repair, Perfectionist, Re-Nutriv, Micro Essence and Revitalizing Supreme+.
•Double-digit growth from La Mer was also driven by Asia/Pacific, with significant strength in mainland China, and by travel retail given strong growth in hero products, including The Treatment Lotion and relaunches of The Regenerating Serum and The Eye Concentrate. Targeted expanded consumer reach also contributed to growth.

•Skin care operating income increased, primarily from higher net sales at Estée Lauder and La Mer. Incremental cost containment in response to COVID-19 only partially offset expenses and strategic investments that were made during the fiscal year.

Makeup
•Net sales declined in makeup with declines at all brands with the exceptions of La Mer and By Kilian. The effects of COVID-19 had a larger impact on makeup, particularly foundation and lip, and makeup sales continued to be soft in most markets. Together, these impacts more than offset the 5% growth for the category in the first half of the fiscal year.
•Net sales from La Mer grew despite the impacts of COVID-19 given strong growth in the first half of the fiscal year due to the success of The Luminous Lifting Cushion Foundation in international markets and successful holiday campaigns and events globally.
•Makeup operating income declined, primarily reflecting goodwill and other intangible asset impairments related to Too Faced, BECCA and Smashbox, lower net sales and impairment charges associated with certain freestanding stores. These impacts were partially offset by disciplined expense management across all brands in response to COVID-19.

Fragrance
•Net sales decreased, primarily due to declines from certain designer fragrances, Estée Lauder and Jo Malone London due to the impacts of COVID-19. Net sales also declined due to the expiration of the Tory Burch license agreement in December 2019. Additionally, the Estée Lauder brand had a difficult comparison due to the launch of Beautiful Belle in the prior-year period. Combined, these more than offset the 3% growth in the first half of the fiscal year.
•Strong double-digit net sales growth in Asia/Pacific accelerated year over year driven by our luxury and artisanal fragrance portfolio.
•Net sales from Le Labo rose mid-single digits with growth in nearly all regions and strong double-digit growth in Asia/Pacific and travel retail despite the decline in travel retail net sales in the second half of the fiscal year. Targeted expanded consumer reach also contributed to growth.
•Jo Malone London continued to grow net sales in Asia/Pacific, led by China, Korea and Japan, with the launches of Poppy & Barley, Vetiver & Golden Vanilla and Valentine’s Day gift sets, as well as targeted expanded consumer reach.
•Fragrance operating income declined, driven primarily by lower net sales partially offset by disciplined expense management.

Hair Care
•Hair care net sales declined at both Aveda and Bumble and bumble due to the impacts of COVID-19, as mentioned above, which led to retail and salon closures in the second half of the fiscal year. Prior to that, net sales were flat for the first half of the fiscal year.
•Net sales of Aveda’s Nutriplenish, a new line of hydrating hair care products, were strong globally prior to the salon and store closures related to COVID-19.
•Hair care operating results declined reflecting lower net sales and impairment charges associated with certain freestanding stores.

Results by Geographic Region (Unaudited)

	Year Ended June 30
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2020	2019	Reported Basis	Constant Currency	2020	2019	Reported Basis
The Americas	$3,794	$4,741	(20)%	(20)%	$(1,044)	$672	(100+)%
Europe, the Middle East & Africa	6,262	6,452	(3)	(2)	997	1,153	(14)
Asia/Pacific	4,238	3,673	15	18	736	729	1
Subtotal	14,294	14,866	(4)	(3)	689	2,554	(73)
Returns/ charges associated with restructuring and other activities	—	(3)			(83)	(241)	66
Total	$14,294	$14,863	(4)%	(3)%	$606	$2,313	(74)%

Beginning in the fiscal 2020 first quarter, changes were made to reflect certain Leading Beauty Forward enhancements in the capabilities and cost structure of our travel retail business, which are primarily centralized in The Americas region. This resulted in a change to the royalty structure of the travel retail business to reflect the value created in The Americas region. Accordingly, the fiscal 2019 operating income of The Americas was increased by $866 million, with a corresponding decrease in Europe, the Middle East & Africa, to conform with the current year methodology and presentation.

The Americas
•Most retail locations throughout the region closed in response to COVID-19 beginning in March, causing significant declines in net sales in brick-and-mortar doors. In response, the Company drove net sales to the online channel utilizing new and existing digital capabilities, which partially offset the brick-and-mortar declines.
•The North American beauty industry continued to be challenged by soft makeup sales, which impacted makeup category results at the Company’s brands.
•Online net sales growth accelerated in March following the closure of retail doors in the region and increased double-digits for the fiscal year. Online comprised 40% of sales in the region.
•Net sales in Latin America declined across the region primarily due to the impacts of COVID-19, which led to retail and salon closures in March 2020. Online sales in Latin America more than doubled.
•Operating income in The Americas decreased, reflecting goodwill and other intangible asset impairments related to Too Faced, BECCA, Smashbox, GLAMGLOW and Editions de Parfums Frédéric Malle, lower net sales and impairment charges associated with certain freestanding stores, partially offset by disciplined expense management including cost mitigation strategies in response to COVID-19.

Europe, the Middle East & Africa
•Net sales declined in virtually every market, led by the United Kingdom and the Western European markets, due to the effects from COVID-19 as the impact from retail door closures more than offset the 17% increase in net sales in the first half of the fiscal year. While gradual door re-openings began in mid-June 2020, retail traffic remained slow.
•Net sales online rose strong double-digits, reflecting the Company’s increased focus on reaching consumers digitally. The Company continued to invest in its already strong online capabilities, positioning it well for the surge in online shopping as COVID-19 caused widespread retail door closures.
•Net sales from the Company’s global travel retail business grew during the fiscal year as the adverse impacts from COVID-19 were more than offset by strong growth from July through February. Net sales growth primarily reflected strength from Estée Lauder and La Mer, due to the continued success of certain hero franchises, such as Estée Lauder’s Advanced Night Repair and La Mer’s The Treatment Lotion, Crème de la Mer and The Eye Concentrate.
•Operating income decreased, primarily reflecting lower net sales and impairment charges associated with certain freestanding stores, partially offset by disciplined expense management including cost mitigation strategies in response to COVID-19.

Asia/Pacific
•Net sales growth was driven by increases in China and Korea. Net sales increased 27% in the first half of the fiscal year before the outbreak of COVID-19 led to retail store closures at the end of January. Retail stores began to reopen in mid-March 2020 and most were open by the end of June.
•The Company quickly refocused its marketing investments to the online channel, which nearly doubled online sales for the fiscal year and grew prestige beauty share during the second half of the fiscal year.
•In mainland China, net sales grew strong double digits reflecting double-digit growth in every product category and nearly every brand, as well as in every channel, led by online. Online contributed over 40% of sales for the fiscal year. Growth in China was partially driven by successful programs during key shopping moments, including Singles Day and the 6.18 Mid-Year Shopping Festival, as well as targeted expanded consumer reach.
•Net sales growth in Korea primarily reflected incremental net sales from the Company’s acquisition of Dr. Jart+ in December 2019, which also includes total net sales of Dr. Jart+ in the travel retail channel.
•Skin care and fragrance net sales grew double-digits in the region, albeit at a slower pace in the second half of the year, and hair care net sales increased in constant currency.
•Operating income increased, reflecting the higher net sales and cost mitigation strategies in response to COVID-19, while strategic investments in social selling continued to drive business online.

Cash Flows
•For the twelve months ended June 30, 2020, net cash flows provided by operating activities were $2.28 billion, compared with $2.52 billion in the prior year. The decline primarily reflected lower net sales, partially offset by cost actions taken in response to COVID-19. The lower net sales also reduced working capital needs.
•Capital Expenditures were $623 million compared to $744 million in fiscal 2019. The Company continued to invest in e-commerce capabilities, supply chain improvements and information technology while reducing planned spending on retail and office space upgrades to preserve cash given COVID-19.
•During the fiscal year, the Company borrowed $2.72 billion, net of repayments, to fund the acquisition of Dr. Jart+ and to provide liquidity and flexibility given the uncertainty regarding the business impacts of COVID-19 in the second half of the fiscal year.
•The Company ended the year with $5.02 billion in cash and cash equivalents after repaying $750 million of its $1.50 billion revolving credit facility in June and returning $1.40 billion cash to stockholders through share repurchases and dividends during the year. In August 2020, the Company repaid the remaining $750 million borrowed under its revolving credit facility.

Fourth Quarter Results
•For the three months ended June 30, 2020, the Company reported net sales of $2.43 billion, a 32% decrease compared with $3.59 billion in the prior-year period.
•Results in the fourth quarter were driven largely by the impacts of COVID-19, as described above, with strong growth online only partially offsetting the negative impact from the retail store closures.
•Net loss was $0.46 billion, and diluted loss per share was $1.28. In the prior-year quarter, the Company reported net earnings of $0.16 billion and diluted earnings per share of $.43.
•During the three-months ended June 30, 2020, the Company recorded restructuring and other charges, changes in contingent consideration, goodwill, other intangible and long-lived asset impairments, and Other income, net primarily related to a gain on a previously held equity investment in Have&Be Co. Ltd. that, combined, totaled $334 million ($272 million after tax), equal to $.75 per diluted share. The prior-year period results include restructuring and other charges and changes in contingent consideration that, combined, totaled $105 million ($79 million after tax), equal to $.21 per diluted share, as detailed in the table on page 20.
•Excluding restructuring and other charges and adjustments, diluted net loss per common share for the three months ended June 30, 2020 was $.53, and $.50 in constant currency, a decline from net earnings per common share of $.64 in the three months ended June 30, 2019.

Outlook for Fiscal 2021 First Quarter and Full Year
The Company continues to believe that strong consumer demand for its high-quality products remains despite ongoing challenges related to COVID-19. For the fiscal year, the Company expects to continue to build global share while global prestige beauty progressively returns to growth. The Company is driving to return to its long-term growth targets of 6% to 8% sales growth, 50 basis points of operating margin expansion and double-digit adjusted diluted earnings per share growth in constant currency after a period of normalization as the impacts of COVID-19 subside.

The Company is mindful that some retail locations in certain markets may not reopen and there are likely to be lingering adverse global economic and social impacts. The Company is also mindful of other risks related to social, economic and political matters, including restructurings and bankruptcies in the retail industry, destocking and tighter working capital management by retailers, challenges for suppliers, geopolitical tensions, regulatory developments, global security issues, currency volatility, general economic challenges and changes in where and how consumers shop that is affecting consumer spending in certain countries, channels and travel corridors.

In fiscal 2021, the Company will continue to pursue several long-term strategic initiatives, among them rationalizing unproductive brick-and-mortar stores, increasing manufacturing capabilities, expanding the fulfillment capabilities of its online business, and investing in the growth opportunity of Asia/Pacific. The COVID-19 pandemic has significantly accelerated certain trends—most notably consumers’ adoption of the online channel—and as a result, the Company plans to quickly reallocate resources from certain unproductive brick-and-mortar stores, primarily in Europe and in North America, to online and other new brand-building distribution opportunities. This reallocation will also make the remaining brick-and-mortar footprint more productive and sustainable for the long term. As part of this, the Company is launching a restructuring program, the Post-COVID Business Acceleration Program.

Post-COVID Business Acceleration Program
The pandemic has rapidly accelerated macro trends in global prestige beauty that were expected over a longer time horizon. These trends include shifts in where consumers shop, what they value, why they purchase the Company’s products, and how they engage with the Company’s brands in an increasingly digital and omnichannel world.

As a result, the Company today announced a two-year initiative to rebalance investments to address the dramatic shifts in the distribution landscape and consumer behavior post-COVID-19. This will include reducing the Company’s retail footprint, primarily in Europe, the Middle East & Africa and in North America, and increasing digital investments to reflect a dramatic shift in consumer shopping to online and omnichannel capabilities in the more productive brick-and-mortar footprint. This program is expected to position the Company to better execute its long-term strategy while strengthening its financial flexibility.

Post-COVID Business Acceleration Program will begin during the Company’s fiscal 2021 first quarter. Specific initiatives are expected to be approved through the end of fiscal 2022 and completed through fiscal 2023. Key actions include:
•Realignment of the Company’s distribution network, reflecting certain department store closures and freestanding store rationalization while accelerating the shift to online.

•Further investment in digital capabilities, omnichannel, talent, and advertising and promotional activities to support continued share improvement and business acceleration.
•Implementing increased confident beauty practices at retail and adoption of new ways of working, in light of the ongoing pandemic.

In connection with the Post-COVID Business Acceleration Program, at this time the Company estimates a net reduction in the range of approximately 1,500 to 2,000 positions globally, primarily point of sale employees and related support staff in the areas that were the most disrupted, which is about 3% of its current workforce including temporary and part-time employees. This reduction takes into account the elimination of some positions, retraining and redeployment of certain employees, and investment in new positions in key areas like online.

The Company also estimates the closure of between 10-15% of its freestanding stores globally, as well as certain less productive department store counters that the Company elects to close.

Once fully implemented, the Company expects to take restructuring and other charges of between $400 million and $500 million, before taxes, consisting of employee-related costs, contract terminations across areas being restructured, asset write-offs and other costs associated with implementing these initiatives.

Once fully implemented, Post-COVID Business Acceleration Program is expected to yield annual benefits of between $300 million and $400 million, before taxes, of which a portion is expected to be reinvested in future initiatives to drive sustainable, profitable sales growth.

Full Year Fiscal 2021

Given the uncertainty around the timing, speed and duration of the recovery from the adverse impacts of COVID-19, the Company is not providing specific sales and EPS guidance for the fiscal 2021 full year. The Company is confident it is well-positioned to facilitate the recovery in fiscal 2021 as the market dynamics support it. The Company continues to implement strict cost control actions to manage the business in response to COVID-19. These include the reduction of travel, meeting, and consulting expenses as well as a reduction of employee costs, including a hiring freeze and temporary salary reductions for senior executives and other management employees, and a temporary elimination of cash retainers for the Board of Directors. The Company’s actions to control costs during this very volatile moment, while maintaining the flexibility to make strategic investments in the areas of greatest opportunity, are expected to help it emerge strongly as the global recovery begins.

First Quarter Fiscal 2021

Sales Outlook
•Reported net sales are forecasted to decline between 12% and 13% versus the prior-year period.
•The Company’s recent acquisition of Dr. Jart+ is forecasted to contribute approximately 2.5% to the Company’s overall sales growth.

•Excluding the impact of the acquisition and 1% negative impact from currency, net sales are forecasted to decrease between 14% and 15%.

Earnings per Share Outlook
•Reported diluted net earnings per common share are projected to be between $.77 and $.83. Excluding restructuring and other charges and adjustments, diluted net earnings per common share are projected to be between $.80 and $.85.
•Excluding the $.06 per share dilution related to the acquisition, adjusted diluted earnings per common share are expected to decrease between 45% and 48% on a constant currency basis.
◦Currency exchange rates are volatile and difficult to predict. Using June 30, 2020 spot rates for fiscal 2021, the negative currency impact equates to about $.01 of diluted loss per share.
◦The Company expects to take charges associated with previously approved restructuring and other activities. For Leading Beauty Forward, the charges are estimated to be between approximately $10 million to $15 million, equal to $.02 to $.03 per diluted common share. The first quarter fiscal 2021 forecast does not include charges related to the Post-COVID Business Acceleration Program.

Reconciliation between GAAP and Non-GAAP (Unaudited)

	Three Months Ending September 30, 2020 (F)				Three Months Ending September 30
	Net Sales Growth		Diluted EPS Growth		Diluted EPS
	%	%, Constant Currency	%	%, Constant Currency	2020 (F)	2019
Forecast / Actual Results (1)	(13%)-(12%)	(12%)-(11%)	(54%)-(51%)	(53%)-(50%)	$.77-$.83	$1.61
Non-GAAP
Restructuring and other charges					.02-.03	.06
Non-GAAP			(52%)-(49%)		$.80-$.85	$1.67
Impact of foreign currency on earnings per share					.01
Forecasted constant currency net sales growth and earnings per share		(12%)-(11%)		(51%)-(48%)	$.81-$.86
(1)Represents GAAP, except Constant Currency percentages; includes restructuring and other charges
(F)Represents forecast

Conference Call The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, August 20, 2020 to discuss its results. The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 4170137). The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

Cautionary Note Regarding Forward-Looking Statements
Statements in this press release, in particular those in “Outlook for Fiscal 2021 First Quarter and Full Year,” as well as remarks by the CEO and other members of management, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may address our expectations regarding sales, earnings or other future financial performance and liquidity, other performance measures, product introductions, entry into new geographic regions, information technology initiatives, new methods of sale, our long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results. These statements may contain words like “expect,” “will,” “will likely result,” “would,” “believe,” “estimate,” “planned,” “plans,” “intends,” “may,” “should,” “could,” “anticipate,” “estimate,” “project,” “projected,” “forecast,” and “forecasted” or similar expressions.
Factors that could cause actual results to differ materially from our forward-looking statements include the following:

(1)increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;
(2)the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;
(4)destocking and tighter working capital management by retailers;
(5)the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;
(6)shifts in the preferences of consumers as to where and how they shop;
(7)social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
(8)changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;
(9)foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;
(10)changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;
(11)impacts attributable to the COVID-19 pandemic, including disruptions to our global business;
(12)shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives, or by restructurings;
(13)real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;
(14)changes in product mix to products which are less profitable;

(15)the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;
(16)the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;
(17)consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;
(18)the timing and impact of acquisitions, investments and divestitures; and
(19)additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2019.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, Tommy Hilfiger, M·A·C, Kiton, La Mer, Bobbi Brown, Donna Karan New York, DKNY, Aveda, Jo Malone London, Bumble and bumble, Michael Kors, Darphin, Tom Ford, Smashbox, Ermenegildo Zegna, AERIN, RODIN olio lusso, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, By Kilian, BECCA, Too Faced and Dr. Jart+.

ELC-F
ELC-E

CONSOLIDATED STATEMENT OF EARNINGS (LOSS) (Unaudited)

	Three Months Ended June 30		Percentage Change	Year Ended June 30		Percentage Change
($ in millions, except per share data)	2020	2019		2020	2019
Net sales	$2,430	$3,590	(32)%	$14,294	$14,863	(4)%
Cost of sales (A)	767	835	(8)	3,552	3,387	5
Gross profit	1,663	2,755	(40)	10,742	11,476	(6)
Gross margin	68.4%	76.7%		75.2%	77.2%

Operating expenses
Selling, general and administrative (B)	1,884	2,422	(22)	8,637	8,857	(2)
Restructuring and other charges (A)	19	117	(84)	73	216	(66)
Goodwill impairment (C)	26	—	—	812	68	100+
Impairment of other intangible and long-lived assets (C)	277	—	—	614	22	100+
Total operating expenses	2,206	2,539	(13)	10,136	9,163	11
Operating expense margin	90.8%	70.7%		70.9%	61.6%

Operating income (loss)	(543)	216	(100+)	606	2,313	(74)
Operating income (loss) margin	(22.3)%	6.0%		4.2%	15.6%

Interest expense	49	32	53	161	133	21
Interest income and investment income, net	7	16	(56)	48	58	(17)
Other components of net periodic benefit cost	1	1	—	4	2	100
Other income, net(D)	(19)	—	—	557	71	100+
Earnings before income taxes	(605)	199	(100+)	1,046	2,307	(55)
Provision for income taxes (E)	(146)	41	(100+)	350	513	(32)
Net earnings (loss)	(459)	158	(100+)	696	1,794	(61)
Net earnings attributable to noncontrolling interests	(3)	(1)	(100+)	(12)	(9)	(33)
Net earnings (loss) attributable to The Estée Lauder Companies Inc.	$(462)	$157	(100+)%	$684	$1,785	(62)%

Net earnings (loss) attributable to The Estée Lauder Companies Inc. per common share
Basic	$(1.28)	$0.43	(100+)	$1.90	$4.91	(61)%
Diluted	$(1.28)	$0.43	(100+)	$1.86	$4.82	(61)%

Weighted-average common shares outstanding
Basic	360.6	361.8		360.6	363.5
Diluted	360.6	369.1		366.9	370.4

(A)In May 2016, we announced a multi-year initiative (“Leading Beauty Forward”) to build on our strengths and better leverage our cost structure to free resources for investment to continue our growth momentum. Leading Beauty Forward is designed to enhance our go-to-market capabilities, reinforce our leadership in global prestige beauty and continue creating sustainable value. As of June 30, 2019, we concluded the approvals of all major initiatives under Leading Beauty Forward related to the optimization of select corporate functions, supply chain activities, and corporate and regional market support structures, as well as the exit of underperforming businesses, and expect to substantially complete those initiatives through fiscal 2021. Inclusive of approvals from inception through June 30, 2019, we estimate that Leading Beauty Forward may result in related restructuring and other charges totaling between $950 million and $990 million, before taxes, consisting of employee-related costs, asset write-offs and other costs to implement these initiatives. After its full implementation, we expect Leading Beauty Forward to yield annual net benefits, primarily in Selling, general and administrative expenses and, to a lesser extent, Cost of sales, of between $425 million and $475 million, before taxes. These savings can be used to improve margin, mitigate risk and invest in future growth initiatives.

For the twelve months ended June 30, 2020, the Company recognized $18 million ($14 million, net of tax) of asset-related costs, approved under LBF, due to the impairment of operating lease right-of-use (“ROU”) assets as a result of closed freestanding retail stores, whereby the ability to sublease the locations was negatively impacted by the COVID-19 pandemic. These charges were initially approved under LBF prior to fiscal 2020 as contract terminations related to continuing lease payments to landlords after exiting the location.

(B)The Company recorded $8 million ($8 million, net of tax) and $17 million ($16 million, net of tax) of income within selling, general and administrative expenses for the three and twelve months ended June 30, 2020, respectively, to reflect changes in the fair value of its contingent consideration related to certain of its fiscal 2015 and 2016 acquisitions. During the three and twelve months ended June 30, 2019, the Company recorded $19 million ($16 million, net of tax) and $37 million ($31 million, net of tax) of income, respectively.

(C)During December 2019, given the continuing declines in prestige makeup, generally in North America, and the ongoing competitive activity, the Company’s Too Faced, BECCA and Smashbox reporting units made revisions to their internal forecasts concurrent with the Company’s brand strategy review process. During March 2020, given the actual and the estimate of the potential future impacts relating to the uncertainty of the duration and severity of COVID-19 impacting the Company, the Company made revisions to the internal forecasts relating to its Too Faced, BECCA, Smashbox and GLAMGLOW reporting units. The Company concluded that these changes in circumstances in these reporting units triggered the need for interim impairment reviews.
During the fiscal 2020 fourth quarter, the Company updated internal forecasts relating to its Editions de Parfums Frédéric Malle reporting unit due to a softer than expected retail environment for the brand, as well as the impacts relating to the uncertainty of the duration and severity of COVID-19. In addition, given the actual and the estimate of the potential future impacts relating to the uncertainty of the duration and severity of COVID-19 impacting the Company, the Company made further revisions to the internal forecasts relating to our BECCA and GLAMGLOW reporting units. The Company concluded that the changes in circumstances in these reporting units triggered the need for impairment reviews of their respective trademarks, long-lived assets (customer lists) and goodwill. For the three months ended June 30, 2020, the Company recognized goodwill and other intangible asset impairment charges of $101 million ($82 million, net of tax, or $.23 per common share) relating to these reporting units.
The total goodwill and other intangible asset impairment charges recorded for the twelve months ended June 30, 2020 were $1,211 million ($1,033 million, net of tax, or $2.81 per common share).
During the fiscal 2020 fourth quarter, the Company also recognized $202 million ($172million, net of tax, or $.47 per common share) of long-lived asset impairments, included in Impairments of other intangible and long-lived assets, in the accompanying consolidated statements of earnings (loss) for the three months ended June 30, 2020, related to operating lease ROU assets of $123 million, as well as the related property, plant and equipment and other long-lived assets in certain freestanding stores of $79 million, combined.
The total long-lived asset impairment charges recognized for the twelve months ended June 30, 2020 were $215 million ($182 million, net of tax, or $.50 per common share), related to operating lease ROU assets of $131 million, as well as the related property, plant and equipment and other long-lived assets in certain freestanding stores of $84 million, combined.
Total goodwill, other intangible and long-lived asset impairment charges were $303 million ($254 million, net of tax, or $.70 per common share) and $1,426 million ($1,215 million, net of tax, or $3.31 per common share), respectively, for the three and twelve months ended June 30, 2020.
The Company recorded $90 million ($85 million, net of tax) goodwill and other intangible asset impairments with an impact of $.23 per common share for the twelve months ended June 30, 2019 related to its Smashbox reporting unit. During fiscal 2019, Smashbox made revisions to its internal forecasts reflecting the slowdown of its makeup business driven by ongoing competitive activity and lower than expected growth in key retail channels for the brand.

(D)In conjunction with the acquisition of the remaining equity interest in Have&Be Co. Ltd. in December 2019, the Company recorded a gain on its previously held equity method investment of $534 million (inclusive of the recognition of a previously unrealized foreign currency gain of $4 million, which was reclassified from accumulated other comprehensive income). The Company also recorded a $23 million foreign currency gain as a result of cash transferred to a foreign subsidiary for the purposes of making the closing payment. The total gain of $557 million ($437 million, net of tax) had an impact of $1.19 per common share for the twelve months ended June 30, 2020.

The Tax Cuts and Jobs Act (the “TCJA”), which was enacted on December 22, 2017, presented us with opportunities to manage cash and investments more efficiently on a global basis. Accordingly, during the third quarter of fiscal 2019, as part of the assessment of those opportunities, we sold our available-for-sale securities, which liquidated our investment in the foreign subsidiary that owned those securities. As a result, we recorded a realized net gain on liquidation of our investment in a foreign subsidiary of $71 million ($57 million after tax), for a net impact of $.15 per common share.

(E)During the twelve months ended June 30, 2019, the Company recorded a net charge of $5 million equal to $.01 per common share to reflect the finalization of the provisional amounts for the impact of the TCJA.

Reconciliation between GAAP and Non-GAAP (Unaudited)

	Three Months Ended June 30, 2020				Three Months Ended June 30
	Net Sales		Diluted EPS		Diluted EPS (2)
	% Change	% Change, Constant Currency	% Change	% Change, Constant Currency	2020	2019
As Reported Results (1)	(32)%	(31)%	(100+)	(100+)	$(1.28)	$.43
Restructuring and other charges					.05	.25
Changes in fair value of contingent consideration					(.02)	(.04)
Goodwill, other intangible and long-lived asset impairments					.70	—
Other income, net					.02	—
Non-GAAP		(31)%	(100+)		$(.53)	$.64
Impact of foreign currency on earnings per share					.03
Non-GAAP, constant currency earnings per share				(100+)	$(.50)

(1)Represents GAAP, except Constant Currency percentages

Returns and Charges Associated With Restructuring and Other Activities and Other Adjustments (Unaudited)

	Three Months Ended June 30, 2020
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$1	$14	$5	$20	$17	$.05
Changes in fair value of contingent consideration				(8)	(8)	(8)	(.02)
Goodwill, other intangible and long-lived asset impairments				303	303	254.70
Other income, net				19	19	9.02
Total	$—	$1	$14	$319	$334	$272	$.75

	Year Ended June 30, 2020
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$10	$34	$39	$83	$68	$.19
Changes in fair value of contingent consideration				(17)	(17)	(16)	(.04)
Goodwill, other intangible and long-lived asset impairments				1,426	1,426	1,215	3.31
Other income, net				(557)	(557)	(441)	(1.20)
Total	$—	$10	$34	$891	$935	$826	$2.26

	Three Months Ended June 30, 2019
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$1	$6	$102	$15	$124	$95	$.25
Changes in fair value of contingent consideration				(19)	(19)	(16)	(.04)
Total	$1	$6	$102	$(4)	$105	$79	$.21

	Year Ended June 30, 2019
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$3	$22	$133	$83	$241	$190	$.51
Changes in fair value of contingent consideration				(37)	(37)	(31)	(.08)
Goodwill and other intangible asset impairments				90	90	85.23
Other income, net				(71)	(71)	(57)	(.15)
Transition Tax resulting from the TCJA						(12)	(.03)
Remeasurement of U.S. net deferred tax assets as of the TCJA enactment date						8.02
Net deferred tax liability related to foreign withholding taxes on certain foreign earnings resulting from the TCJA						9.02
Total	$3	$22	$133	$65	$223	$192	$.52

Results by Product Category (Unaudited)

	Three Months Ended June 30
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2020	2019	Reported Basis	Constant Currency	2020	2019	Reported Basis
Skin Care	$1,612	$1,589	1%	3%	$303	$301	1%
Makeup	545	1,433	(62)	(61)	(648)	40	(100+)
Fragrance	171	401	(57)	(56)	(146)	(16)	(100+)
Hair Care	98	151	(35)	(35)	(29)	12	(100+)
Other	4	17	(76)	(76)	(3)	3	(100+)
Subtotal	2,430	3,591	(32)	(31)	(523)	340	(100+)
Returns associated with restructuring and other activities	—	(1)			(20)	(124)
Total	$2,430	$3,590	(32)%	(31)%	$(543)	$216	(100+)%

Results by Geographic Region (Unaudited)

	Three Months Ended June 30
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2020	2019	Reported Basis	Constant Currency	2020	2019	Reported Basis
The Americas	$516	$1,132	(54)%	(54)%	$(473)	$89	(100+)%
Europe, the Middle East & Africa	981	1,627	(40)	(39)	(87)	213	(100+)
Asia/Pacific	933	832	12	16	37	38	(3)
Subtotal	2,430	3,591	(32)	(31)	(523)	340	(100+)
Returns associated with restructuring and other activities	—	(1)			(20)	(124)
Total	$2,430	$3,590	(32)%	(31)%	$(543)	$216	(100+)%

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities, goodwill and other intangible asset impairments; long-lived asset impairments primarily caused by COVID-19; the changes in the fair value of contingent consideration; other income, net; the Transition Tax; the remeasurement of U.S. net deferred tax assets as of the TCJA enactment date; and the establishment of a net deferred tax liability related to foreign withholding taxes on certain foreign earnings resulting from the TCJA. The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items. The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the way the Company conducts and views its business. Management believes that excluding certain items that are not comparable from period to period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period to period. In the future, the Company expects to incur charges or adjustments similar in nature to those presented below; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict.

Our non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States. Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations. Therefore, the Company presents certain net sales, operating results and diluted earnings per share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates and adjusting for the period-over-period impact of foreign currency cash flow hedging activities.

Reconciliation of Certain Consolidated Statements of Earnings (Loss) Accounts Before and After Returns, Charges and Other Adjustments (Unaudited)

	Three Months Ended June 30
	2020					2019			% Change
($ in millions, except per share data)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of Foreign Currency Translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Non-GAAP	Non-GAAP, Constant Currency
Net sales	$2,430	$—	$2,430	$48	$2,478	$3,590	$1	$3,591	(32)%	(31)%
Cost of sales	767	(1)	766	12	778	835	(6)	829
Gross profit	1,663	1	1,664	36	1,700	2,755	7	2,762	(40)%	(38)%
Gross margin	68.4%		68.5%		68.6%	76.7%		76.9%

Operating expenses	2,206	(314)	1,892	29	1,921	2,539	(98)	2,441	(22)%	(21)%
Operating expense margin	90.8%		77.9%		77.5%	70.7%		68.0%
Operating income (loss)	(543)	315	(228)	7	(221)	216	105	321	(100+)%	(100+)%
Operating income (loss) margin	(22.3)%		(9.4)%		(8.9)%	6.0%		8.9%

Other income (loss), net	(19)	19	—	—	—	—	—	—	—%	—%
Provision (benefit) for income taxes	(146)	62	(84)	(1)	(85)	41	27	68	(100+)%	(100+)%

Net earnings (loss) attributable to The Estée Lauder Companies Inc.	$(462)	$272	$(190)	$8	$(182)	$157	$78	$235	(100+)%	(100+)%
Diluted EPS	$(1.28)	$.75	$(.53)	$.03	$(.50)	$.43	$.21	$.64	(100+)%	(100+)%

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns, Charges and Other Adjustments (Unaudited)

	Year Ended June 30
	2020					2019			% Change
($ in millions, except per share data)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of Foreign Currency Translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Non-GAAP	Non-GAAP, Constant Currency
Net sales	$14,294	$—	$14,294	$154	$14,448	$14,863	$3	$14,866	(4)%	(3)%
Cost of sales	3,552	(10)	3,542	38	3,580	3,387	(22)	3,365
Gross profit	10,742	10	10,752	116	10,868	11,476	25	11,501	(7)%	(6)%
Gross margin	75.2%		75.2%		75.2%	77.2%		77.4%

Operating expenses	10,136	(1,482)	8,654	94	8,748	9,163	(269)	8,894	(3)%	(2)%
Operating expense margin	70.9%		60.5%		60.5%	61.6%		59.8%
Operating income	606	1,492	2,098	22	2,120	2,313	294	2,607	(20)%	(19)%
Operating income margin	4.2%		14.7%		14.7%	15.6%		17.5%

Other income, net	557	(557)	—	—	—	71	(71)	—	—%	—%
Provision for income taxes	350	109	459	4	463	513	31	544	(16)%	(15)%

Net earnings attributable to The Estée Lauder Companies Inc.	$684	$826	$1,510	$18	$1,528	$1,785	$192	$1,977	(24)%	(23)%
Diluted EPS	$1.86	$2.26	$4.12	$.04	$4.16	$4.82	$.52	$5.34	(23)%	(22)%

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions)	June 30, 2020	June 30, 2019
ASSETS

Cash and cash equivalents	$5,022	$2,987
Accounts receivable, net	1,194	1,831
Inventory and promotional merchandise	2,062	2,006
Prepaid expenses and other current assets	614	388
Total current assets	8,892	7,212
Property, plant and equipment, net	2,055	2,068
Operating lease right-of-use assets (A)	2,282	—
Other assets	4,552	3,876
Total assets	$17,781	$13,156

LIABILITIES AND EQUITY

Current debt	$1,222	$516
Accounts payable	1,177	1,490
Operating lease liabilities (A)	375	—
Other accrued liabilities	2,405	2,599
Total current liabilities	5,179	4,605
Long-term debt	4,914	2,896
Long-term operating lease liabilities (A)	2,278	—
Other noncurrent liabilities	1,448	1,244
Total noncurrent liabilities	8,640	4,140
Total equity	3,962	4,411
Total liabilities and equity	$17,781	$13,156

(A)During the first quarter of fiscal 2020, the Company adopted Accounting Standards Codification (“ASC”) Topic 842 – Leases (“ASC 842”) using the modified retrospective transition approach permitted under the new standard for leases that existed at July 1, 2019, and, accordingly, the prior comparative periods were not restated. The adoption of this standard impacted the Company’s consolidated balance sheet due to the recognition of right-of-use assets and associated lease liabilities related to operating leases as compared to the previous accounting. The accounting for finance leases under ASC 842 is consistent with the prior accounting for capital leases. The impact of the adoption of this standard on the Company’s consolidated statements of earnings and consolidated statement of cash flows was not material.

SELECT CASH FLOW DATA (Unaudited)

	Year Ended June 30
($ in millions)	2020	2019
Net earnings	$696	$1,794
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	611	557
Deferred income taxes	(143)	(66)
Goodwill, other intangible and long-lived asset impairments	1,426	90
Gain on previously held equity method investment	(534)	—
Other items	235	144
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable, net	625	(169)
Increase in inventory and promotional merchandise	(3)	(375)
Increase in other assets, net	(212)	(62)
Increase (decrease) in accounts payable and other liabilities	(421)	604
Net cash flows provided by operating activities	$2,280	$2,517

Other Investing and Financing Sources (Uses):
Capital expenditures	$(623)	$(744)
Payments for acquired businesses, net of cash acquired	(1,047)	—
Proceeds (purchases) of investments, net	(5)	1,215
Payments to acquire treasury stock	(893)	(1,555)
Dividends paid	(503)	(609)
Proceeds (repayments) of current debt, net	755	(171)
Proceeds (repayments) of long-term debt, net	1,968	(1)

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